Exhibit 10.1

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

This Amendment No. 1 (the “Amendment”) dated as of March 7, 2013, is between Bank of America, N.A. (the “Bank”) and ANNIE’S INC., a Delaware corporation, formerly known as Homegrown Naturals, Inc., which is qualified to do business in the State of California as Homegrown Naturals, ANNIE’S ENTERPRISES, INC., a Vermont corporation, which is qualified to do business in the State of California as Annie’s Naturals, ANNIE’S HOMEGROWN, INC., a Delaware corporation, and NAPA VALLEY KITCHENS, a California corporation (individually and collectively, the “Borrower”).

RECITALS

A. The Bank and the Borrower entered into a certain Second Amended and Restated Loan Agreement dated as of December 21, 2011 (together with any previous amendments, the “Agreement”).

B. The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

2.1 In Paragraph 1.1(a), the amount “Twenty Million U.S. Dollars ($20,000,000)” is changed to “Forty Million U.S. Dollars ($40,000,000).”

2.2 In Paragraph 1.2, the date “August 1, 2014” is changed to “August 1, 2016.”

2.3 In Paragraph 1.4(a), the amount “1.50 percentage point(s)” is changed to “1.25 percentage point(s).”

2.4 In Paragraph 1.5(a), the amount “1.50 percentage point(s)” is changed to “1.25 percentage point(s).”

2.5 In Paragraph 1.5(b), the amount “1.50 percentage point(s)” is changed to “1.25 percentage point(s).”

2.6 Paragraph 3.1(a) is hereby amended to read in its entirety as follows:

“Unused Commitment Fee. Beginning on March 7, 2013, and on the last day of each following quarter until the expiration of the availability period, the Borrower agrees to pay a fee based on the difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the weighted average of credit outstanding during the quarter ending on such payment date. The fee will be calculated and assessed quarterly, as follows:

Utilization Rate	Annual Percentage Rate
Less than 10%	0.40%
Greater than or equal to 10% but less than 25%	0.35%
Greater than or equal to 25% but less than 40%	0.30%
Greater than or equal to 40% but less than or equal to 50%	0.25%

If the amount of principal outstanding at the close of a quarter exceeds half of the Facility No. 1 Commitment, then no fee is due.”

2.7 In Paragraph 7.8, the amount “Five Million U.S. Dollars (U.S. $5,000,000)” is changed to “Ten Million U.S. Dollars (U.S. $10,000,000).”

2.8 Paragraph 8.1 is hereby amended to read in its entirety as follows:

“Use of Proceeds.

To use the proceeds of Facility No. 1 only for general business purposes, including acquisitions and share repurchases.”

2.9 Paragraph 8.3 is hereby amended to read in its entirety as follows:

“Funded Debt to Adjusted EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to Adjusted EBITDA not exceeding 2.75:1.00.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.”

“Adjusted EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, adjusted for non-cash expense for equity compensation recorded in accordance with SFAS 123(R), goodwill impairment, non-cash asset write downs, and product recall expenses up to $5,000,000 associated with Borrower’s January 22, 2013 announced product recall. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.”

2.10 Paragraph 8.4 is hereby amended to read in its entirety as follows:

“Net Worth.

To maintain net worth equal to at least Fifty Million Dollars ($50,000,000), plus thirty percent (30%) of earnings after taxes earned each quarter (if positive), beginning with the quarter ending June 30, 2013.

“Net Worth” means the gross fair market value of total assets, including goodwill but excluding all other intangibles, less total liabilities, excluding product recall expenses up to $5,000,000 associated with Borrower’s January 22, 2013 announced product recall.”

2.11 Paragraph 8.5 is hereby amended to read in its entirety as follows:

“Capital Expenditures.

Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than Fifteen Million Dollars ($15,000,000) during the period commencing on April 1, 2013 and ending on March 31, 2016 on a consolidated basis.”

2.12 Paragraph 8.6 is hereby amended to read in its entirety as follows:

“Dividends and Distributions.

Not to declare or pay any dividends (except dividends paid in capital stock), redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners. Notwithstanding the forgoing, the Borrower may declare and pay a dividend, redeem stock of membership interests, make distributions and withdrawals (as applicable) to its owners if the Borrower is in compliance with this Loan Agreement when such dividend, redemption, distribution or withdrawal if effected and the Borrower will remain in compliance with this Loan Agreement after giving full effect to such dividend, redemption, distribution or withdrawal.”

2.13 In Paragraph 8.8(e), the amount “Five Million U.S. Dollars (U.S. $5,000,000)” is changed to “Ten Million U.S. Dollars (U.S. $10,000,000).”

2.14 In Paragraph 8.8(f), the amount “Five Million U.S. Dollars (U.S. $5,000,000)” is changed to “Ten Million U.S. Dollars (U.S. $10,000,000).”

2.15 Paragraph 8.8(g) is hereby deleted in its entirety.

2.16 In Paragraph 8.14(b), the amount “Fifteen Million U.S. Dollars (U.S. $15,000,000)” is changed to “Thirty Million U.S. Dollars (U.S. $30,000,000).”

3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers.

4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

4.1 If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

4.2 Payment by the Borrower of all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by the Bank in connection with this Amendment.

4.4 Reaffirmation of the Amended and Restated Security Agreement.

5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL

AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK OF AMERICA, N.A.

By:	/s/ Thomas K. McComas
Name:	Thomas K. McComas
Title:	Senior Vice President

Address where notices to the Bank are to be sent:

Farmington-Notice Desk
CT2-515-BB-03
70 Batterson Park Road
Farmington, CT 06032

Telephone:
Facsimile:

Address where notices to the Borrower are to be sent:	ANNIE’S, INC., a Delaware corporation
ANNIE’S, INC.
1610 Fifth Street
Berkeley, CA 94710	By:	/s/ Kelly J. Kennedy
Phone:510-558-7500	Name:	Kelly J. Kennedy
Fax: 510-558-6072	Title:	Chief Financial Officer

Address where notices to the Borrower are to be sent:	ANNIE’S ENTERPRISES, INC., a Vermont corporation

ANNIE’S ENTERPRISES, INC.,
c/o ANNIE’S, INC.
1610 Fifth Street	By:	/s/ Kelly J. Kennedy
Berkeley, CA 94710	Name:	Kelly J. Kennedy
Phone: 510-558-7500	Title:	Treasurer
Fax: 510-558-6072

Address where notices to the Borrower are to be sent:	ANNIE’S HOMEGROWN, INC., a Delaware corporation

ANNIE’S HOMEGROWN, INC.
c/o ANNIE’S, INC.
1610 Fifth Street
Berkeley, CA 94710	By:	/s/ Kelly J. Kennedy
Phone: 510-558-7500	Name:	Kelly J. Kennedy
Fax: 510-558-6072	Title:	Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Address where notices to the Borrower are to be sent:	NAPA VALLEY KITCHENS, a California corporation

NAPA VALLEY KITCHENS
c/o ANNIE’S, INC.
1610 Fifth Street
Berkeley, CA 94710	By:	/s/ Kelly J. Kennedy
Phone: 510-558-7500	Name:	Kelly J. Kennedy
Fax: 510-558-6072	Title:	Treasurer